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                                                                    EXHIBIT 3.18




                          CERTIFICATE OF INCORPORATION
                                       OF

               HERBALIFE INTERNATIONAL DO BRASIL LTDA. (DELAWARE)
                             a Delaware corporation

            ONE: The name of this corporation is: Herbalife International do Brasil Ltda. (Delaware).

            TWO: The address of this corporation's registered office in the State of Delaware is 1050 S. State Street in the City of Dover, County of Kent. The name of its registered agent at such address is CorpAmerica, Inc.

            THREE: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the "DGCL").

            FOUR: The total number of shares of stock which this corporation is authorized to issue is One Hundred Thousand (100,000) shares and all such shares are to be without par value.

            FIVE: The following provisions are inserted for the management of the business and the conduct of the affairs of this corporation:

                  A. The Board of Directors may adopt, amend or repeal the Bylaws of this corporation.

                  B. Election of directors need not be by written ballot.

            SIX: No director of this corporation shall be personally liable to this corporation or its stockholders for monetary damages for any breach of fiduciary duty by such a director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law
(i) for any breach of the director's duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which such director derived an improper personal benefit. This Article SIX is also contained in Article VIII,
Section 1, of this corporation's Bylaws. No amendment to or repeal of this Article SIX shall apply to or have any effect on the liability or alleged liability of any director of this corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal. If the DGCL is amended hereafter to further eliminate or limit the personal liability of directors, the liability of a director of this corporation shall be limited or eliminated to the fullest extent permitted by the DGCL, as amended.
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            SEVEN: The name and mailing address of the sole incorporator is as follows:

                       C.A. Webb
                       Irell & Manella
                       1800 Avenue of the Stars
                       Suite 900
                       Los Angeles, California  90067

            I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate of Incorporation, do certify that the facts stated are true, and accordingly, have hereto set my hand this 24th day of August, 1995.

                                                           /s/ C.A. Webb
                                                    ----------------------------
                                                      C. A. Webb, Incorporator


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